EXHIBIT 5.1

                        Opinion of Branden T. Burningham
                             dated August ___, 2001

                                                 August ___, 2001


Category 5 Technologies, Inc.
4505 South Wasatch Boulevard, Suite 370
Salt Lake City, Utah 84124

Ladies and Gentlemen:

         We have acted as counsel to Category 5 Technologies, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the sale and issuance from time to time of not in excess of 4,000,000 shares of common stock, $.001 par value, of the Company (the "Stock"). The Stock is issuable pursuant to the terms of the Category 5 Technologies, Inc. Long Term Incentive Plan, Director Option Plan and Director Option Agreements (the "Plan").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company and representatives, and other documents, as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

         Based on the foregoing, it is our opinion that the Stock, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         Consent is hereby given to the use of this opinion as an exhibit to the Registration Statement.

                                                     Sincerely yours,



                                                     Branden T Burningham